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EXHIBIT 11 - STATEMENT  RE:  COMPUTATION  OF PER SHARE EARNINGS

(Unaudited)




                                             Three Months Ended           Six Months Ended          Twelve Months Ended
                                            August 2     August 3       August 2     August 3       August 2     August 3
                                              1997         1996           1997         1996           1997         1996

Average shares outstanding                 111,027,591  113,560,187    111,911,101  113,389,882    112,741,768  113,218,732
Net effect of dilutive stock options based
    on the treasury stock method using
    average market price                       641,069      800,716        421,283      687,574        373,329      425,826

Total                                      111,668,660  114,360,903    112,332,384  114,077,456    113,115,097  113,644,558




Net Income                                 $44,342,000  $39,526,000   $102,600,000  $95,927,000   $245,294,000 $176,098,000
Less preferred dividends                        (5,500)      (5,500)       (11,000)     (11,000)       (22,000)     (22,000)

Net income available to common shares      $44,336,500  $39,520,500   $102,589,000  $95,916,000   $245,272,000 $176,076,000


Per share                                        $0.40        $0.35          $0.91        $0.84          $2.17        $1.55





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